Exhibit 10.2

RETENTION AGREEMENT

EMPLOYEE	DATE
[Name] [Street] [City], [State] [Postal]	July , 2012

1.              The Plan.  This agreement (“Agreement”) is being made pursuant to and in accordance with the terms of the Christopher & Banks Corporation 2012 Management Retention Plan (the “Plan”).  Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.

2.              Eligible Employee.  In accordance with the terms of the Plan, the individual named above (the “Employee”) shall be an “Eligible Employee” for purposes of the Plan and entitled to receive the Retention Amount, subject to the terms of the Plan and this Agreement.

3.              Adoption Date.  The Adoption Date of the Plan is July 5, 2012.

4.              Payment.  Subject to the terms and conditions of the Plan, the Retention Amount will be paid to the Employee as soon as practicable after the Distribution Event, but in no event later than ten business days after the Distribution Event.

5.              Forfeiture.  In the event the Employee’s employment is terminated prior to a Distribution Event, any rights pursuant to this Agreement shall be immediately and irrevocably forfeited, the Employee shall no longer be an “Eligible Employee” under the Plan, and the Employee shall not be entitled to any distributions pursuant to the Plan.

6.              Nonassignability.  The Employee’s rights or benefits under the Plan and this Agreement shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, other than by will or the laws of descent and distribution in the event the Employee dies after a Distribution Event but before payment is made.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.

7.              Income Taxes.  The Employee is liable for any federal, state and local income or other taxes applicable upon the receipt of any payment pursuant to this Agreement and the Plan, and the Employee acknowledges that [he][she] should consult with [his][her] own tax advisor regarding the applicable tax consequences.  Such payment will be subject to required and applicable tax withholding obligations, which amounts will be withheld by Christopher & Banks Corporation (the “Company”).

8.              No Right to Employment.  Selection of the Employee as an “Eligible Employee” under the Plan shall not provide any guarantee or promise of continued employment of the Employee with the Company (or any of its subsidiaries), and the Company (or any subsidiary employing the Employee) retains the right to terminate the employment of the Employee at any time, with or without cause, for any reason or no reason, except as may be restricted by law or contract.

9.              Governing Law.  All questions concerning the construction, validation and interpretation of this Agreement and the Plan will be governed by the law of the State of Delaware without regard to its conflict of laws provisions.

10.       Attorneys’ Fees.  Should any litigation be commenced by or on behalf of the Employee to enforce the provisions of the Plan or this Agreement, the Employee, if successful (as it relates solely to the issue of enforcement of the terms of the Plan or this Agreement), shall be entitled to recover, in addition to such other relief as the court may award, reasonable attorneys’ fees and all other costs and expenses incurred by or on behalf of the Employee in connection with such litigation.

11.       Acknowledgment.  This Agreement shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company.  By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement.

ACKNOWLEDGMENT:	CHRISTOPHER & BANKS CORPORATION

By:
EMPLOYEE’S SIGNATURE		Joel N. Waller
President and Chief Executive Officer

DATE